As filed with the Securities and Exchange Commission on August 11, 2008

Registration No. 333-60396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMTECH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2119684
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Flynn Road

Camarillo, California 93012-8790

(Address, Including Zip Code, of Principal Executive Offices)

Semtech Corporation

Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan

(Full Title of the Plan)

Mohan R. Maheswaran

President and Chief Executive Officer

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

(805) 498-2111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

Semtech Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2001 (Commission File No. 333-60396 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Semtech Corporation Non-Director and Non-Executive Officer Long-Term Stock Incentive Plan (the “1999 Plan”). A total of 4,200,000 shares of Common Stock were initially registered for issuance under the Registration Statement, of which 4,000,000 were registered for issuance under the 1999 Plan.

The Registrant has since adopted a new equity incentive plan, the Semtech Corporation 2008 Long-Term Equity Incentive Plan (the “2008 Plan”), which replaces the 1999 Plan as of June 26, 2008, the date the Registrant’s stockholders approved the 2008 Plan. No future awards will be made under the 1999 Plan. According to the terms of the 2008 Plan, the shares of Common Stock that were available for grant under the 1999 Plan, but not actually subject to outstanding awards, as of June 26, 2008 are available for issuance under the 2008 Plan. The total number of shares of Common Stock available for grant under the 1999 Plan, but not actually subject to outstanding awards, on June 26, 2008 was 3,048,342 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered. The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2008 Plan, including but not limited to the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 1999 Plan to the 2008 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2008 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on July 29, 2008.

SEMTECH CORPORATION

By:	/s/ Mohan R. Maheswaran
Mohan R. Maheswaran
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mohan R. Maheswaran Mohan R. Maheswaran	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 29, 2008

/s/ Emeka Chukwu Emeka Chukwu	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2008

/s/ Rockell N. Hankin Rockell N. Hankin	Chairman of the Board and Director	August 7, 2008

/s/ Glen M. Antle Glen M. Antle	Director	August 1, 2008

/s/ W. Dean Baker W. Dean Baker	Director	July 29, 2008

/s/ James P. Burra James P. Burra	Director	July 30, 2008

/s/ Bruce C. Edwards Bruce C. Edwards	Director	August 5, 2008

/s/ James T. Lindstrom James T. Lindstrom	Director	August 7, 2008

/s/ John L. Piotrowski John L. Piotrowski	Director	July 30, 2008

/s/ James T. Schraith James T. Schraith	Director	August 4, 2008